EXHIBIT 23.4

CONSENT OF KUNZMAN & BOLLINGER, INC.

We consent to the incorporation by reference in the Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, and any pre or post-effective amendments thereto, for Atlas America Public #14-2005(A) L.P. of our opinion as to the legality of the Units included as Exhibit 5 and our opinion as to tax matters included as Exhibit 8 to the Pre-Effective Amendment No. 1 filed with the SEC on September 8, 2004, to the Registration Statement on Form S-1 for Atlas America Public #14-2004 Program filed with the SEC on June 30, 2004, SEC Registration Number 333-117035 and to all references to us in that Registration Statement.

/s/ Kunzman & Bollinger, Inc.

Oklahoma City, Oklahoma
April 24, 2006